Exhibit 99.1

NEWS Contact: John Dalhoff Investor Relations investor@quakerhoughton.com T. 1.610.684.7822

For Release: Immediate
QUAKER HOUGHTON ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS
•Q4’25 net sales of $468.5 million, an increase of 6% Y/Y, net income of $20.7 million and earnings per diluted share of $1.18
•Q4’25 non-GAAP net income of $28.9 million and non-GAAP earnings per diluted share of $1.65, an increase of 24% Y/Y
•Full year net sales of $1.89 billion, net loss of $2.5 million and loss per diluted share of $0.14, which includes an $88.8 million impairment charge and $35.1 million of restructuring charges
•Full year non-GAAP net income of $123.2 million and non-GAAP earnings per diluted share of $7.02
•Delivered Q4’25 adjusted EBITDA of $71.9 million, an 11% increase Y/Y, and full year adjusted EBITDA of $299.2 million
•Generated $136.5 million of operating cash flow in 2025, completed three strategic acquisitions, and returned $75.9 million to shareholders through dividends and share repurchases
February 23, 2026
CONSHOHOCKEN, PA – Quaker Houghton (the “Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its fourth quarter and full year 2025 results today.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except per share data)	2025	2024	2025	2024
Net sales	$468,478	$444,086	$1,888,634	$1,839,686
Net income (loss) attributable to Quaker Chemical Corporation	20,701	14,186	(2,488)	116,644
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – diluted	1.18	0.81	(0.14)	6.51
Non-GAAP net income *	28,857	23,570	123,155	133,456
Non-GAAP earnings per diluted share *	1.65	1.33	7.02	7.44
Adjusted EBITDA *	71,861	64,783	299,238	310,918
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information.
Fourth Quarter 2025 Consolidated Results
Net sales in the fourth quarter of 2025 were $468.5 million, an increase of 6% compared to $444.1 million in the fourth quarter of 2024. This increase was primarily driven by a contribution from acquisitions of 6% and a favorable impact from foreign currency translation of 2%, partially offset by a decline in selling price and product mix of 1% and a decline in organic sales volumes of 1%. The decline in organic sales volumes was primarily driven by a continuation of soft market conditions and customer order patterns, particularly in the Americas and EMEA, partially offset by new business wins. The decrease in selling price and product mix was primarily attributable to the impact of the mix of products and geographies, and the impact of our index-based customer contracts.
The Company reported net income in the fourth quarter of 2025 of $20.7 million, or $1.18 per diluted share, compared to $14.2 million or $0.81 per diluted share in the fourth quarter of 2024. As described in further detail in the Non-GAAP section below, excluding non-recurring and non-core items in each period, the Company’s fourth quarter of 2025 non-GAAP net income and earnings per diluted share were $28.9 million and $1.65, respectively, compared to $23.6 million and $1.33, respectively, in the prior year period. The Company generated adjusted EBITDA of $71.9 million in the fourth quarter of 2025, an increase of approximately 11% compared to $64.8 million in the fourth quarter of 2024, primarily driven by the increase in net sales and improvement in operating margins.

Joseph A. Berquist, Chief Executive Officer and President, commented, “We finished 2025 with our second consecutive quarter of year-over-year profitability improvement, as adjusted EBITDA increased 11% from the prior year. Total organic volume was down less than 1%, supported by strong organic volume growth in Asia Pacific of 4%. Net share gains globally were approximately 4%, offsetting weak underlying market conditions that we estimate were down low-to-mid single digits in aggregate. Acquisitions positively impacted revenue by 6%, and we continue to be pleased by the contribution of Dipsol. Fourth quarter gross margins were flat to the prior year, but are expected to improve in Q1 as seasonal absorption impacts, operational issues, and higher product disposal charges that occurred in the fourth quarter have been resolved.
Looking ahead to 2026, we anticipate end markets to remain at similar levels through the first half of the year, with potential for incremental growth in the latter half of 2026. Given our proven track record to win new business, and our disciplined focus on operations and controlling costs, we are confident that we will deliver revenue and adjusted EBITDA growth in 2026.”
Fourth Quarter and Full Year 2025 Segment Results
The Company’s fourth quarter and full year 2025 operating performance of each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific are further described below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Sales *
Americas	$207,772	$208,585	$865,332	$882,131
EMEA	135,009	125,877	548,110	536,435
Asia/Pacific	125,697	109,624	475,192	421,120
Total net sales	$468,478	$444,086	$1,888,634	$1,839,686
Segment operating earnings *
Americas	$51,218	$50,930	$227,569	$243,957
EMEA	21,773	18,559	96,640	99,426
Asia/Pacific	34,009	30,705	124,223	122,738
Total segment operating earnings	$107,000	$100,194	$448,432	$466,121
*Refer to the Segment Measures and Reconciliations section below for additional information.
The following table summarizes the sales variances by reportable segment and consolidated operations in the fourth quarter of 2025 compared to the fourth quarter of 2024:

	Sales volumes	Selling price & product mix	Foreign currency	Acquisition & other	Total
Americas	(4)%	—%	2%	2%	—%
EMEA	(2)%	2%	4%	3%	7%
Asia/Pacific	4%	(4)%	—%	15%	15%
Consolidated	(1)%	(1)%	2%	6%	6%
Net sales in the Asia/Pacific segment increased 15% in the fourth quarter of 2025 compared to the same period in 2024, as an increase in organic sales volumes and a further contribution in sales from acquisitions, primarily Dipsol, was partially offset by a decrease in selling price and product and geographic mix. Net sales in the EMEA segment increased 7% in the fourth quarter of 2025 compared to the same period in 2024, due to an increase in sales from acquisitions, an increase in selling price and product mix, and a favorable impact of foreign currency translation, partially offset by a decline in organic sales volumes. Net sales in the Americas segment was consistent in the fourth quarter of 2025 compared to the same period in 2024, as an increase in sales from acquisitions and a favorable impact of foreign currency translation was offset by a decline in organic sales volumes.
Sales volumes increased in the Asia/Pacific segment in the fourth quarter of 2025 compared to the prior year period primarily due to continued new business wins. Volumes declined in the Americas and EMEA segments in the fourth quarter of 2025 compared to the prior year period primarily due to softer underlying end market activity, partially offset by new business wins.
Consolidated net sales decreased approximately 5% compared to the third quarter of 2025, driven by a decrease in organic sales volumes and decline in selling price and product mix. Organic sales volumes decreased in all three segments in the fourth quarter of 2025 compared to the third quarter of 2025 primarily due to normal seasonal trends and weaker end market conditions, partially offset by new business wins. The decline in selling price and product mix in the fourth quarter of 2025 compared to the third quarter of 2025 reflects changes in the mix of products, services and geographies, and the impact of our index-based customer contracts.

Segment operating earnings increased in all three segments in the fourth quarter of 2025 compared to the prior year period, primarily due to higher net sales in the EMEA and Asia/Pacific segments, along with improved segment operating margins in the EMEA and Americas segments. This favorability was partially offset by lower net sales in the Americas segment and lower operating margins in the Asia/Pacific segment.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $136.5 million for the year ended December 31, 2025, compared to net cash provided by operating activities of $204.6 million for the year ended December 31, 2024. The Company’s decrease in operating cash flow primarily reflects lower operating performance and higher cash outflows from restructuring activities and working capital.
As of December 31, 2025, the Company’s total gross debt was $871.2 million and its cash and cash equivalents was $179.8 million, which resulted in net debt of $691.4 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.3x. In the fourth quarter of 2025, the Company repurchased 38,893 shares for approximately $5.0 million. In the full year of 2025, the Company repurchased 364,797 shares for approximately $41.5 million. In 2025, the Company returned approximately $75.9 million to shareholders through dividends and share repurchases.
Non-GAAP Measures and Reconciliations
The information in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, facilitate a comparison among fiscal periods, and exclude items that management believes are not indicative of future operating performance or core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income, and non-GAAP earnings per share, as discussed and reconciled below to the most comparable GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA, which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that management believes are not indicative of future operating performance or core to the Company’s operations. The Company presents non-GAAP operating income, which is calculated as operating income plus or minus certain items that management believes are not indicative of future operating performance or core to the Company’s operations. Additionally, the Company presents non-GAAP gross profit, which is calculated as gross profit plus or minus certain items that management believes are not indicative of future operating performance or core to the Company’s operations. Adjusted EBITDA margin, non-GAAP operating margin, and non-GAAP gross margin are calculated as the percentage of adjusted EBITDA, non-GAAP operating income, and non-GAAP gross profit to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended December 31, 2025 adjusted EBITDA of $299.2 million, as presented in the non-GAAP reconciliations below.

Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Gross Profit and Margin Reconciliations	2025	2024	2025	2024
Gross profit	$165,524	$156,200	$679,372	$686,030
Acquisition-related step-up inventory amortization	—	—	6,022	—
Gain on inventory and other adjustments	—	—	(2,933)	—
Non-GAAP gross profit	$165,524	$156,200	$682,461	$686,030
Non-GAAP gross margin (%)	35.3%	35.2%	36.1%	37.3%

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Operating Income and Margin Reconciliations	2025	2024	2025	2024
Operating income	$31,231	$29,013	$52,986	$194,706
Acquisition-related step-up inventory amortization	—	—	6,022	—
Restructuring and related charges, net	4,002	1,743	35,130	6,530
Acquisition-related expenses	7,256	956	12,031	1,854
Strategic planning expenses (credits)	7	—	579	(290)
Executive transition costs	—	6,556	—	7,288
Customer insolvency costs	—	1,691	—	3,213
Gain on inventory and other adjustments	—	—	(3,256)	—
Impairment charges	—	—	88,840	—
Acquisition-related depreciation and amortization	1,638	—	4,975	—
Other charges	975	494	2,098	399
Non-GAAP operating income	$45,109	$40,453	$199,405	$213,700
Non-GAAP operating margin (%)	9.6%	9.1%	10.6%	11.6%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income attributable to Quaker Chemical Corporation	$20,701	$14,186	$(2,488)	$116,644
Depreciation and amortization (a)	25,215	21,201	94,402	85,108
Interest expense	10,783	9,077	44,048	41,002
Taxes on income before equity in net income of associated companies (b)	2,327	8,847	24,607	49,300
EBITDA	59,026	53,311	160,569	292,054
Equity loss (income) in a captive insurance company	165	(1,664)	(4,272)	(2,930)
Acquisition-related step-up inventory amortization	—	—	6,022	—
Restructuring and related charges, net	4,002	1,743	35,130	6,530
Acquisition-related expenses	7,256	956	12,031	1,454
Strategic planning expenses (credits)	7	—	579	(290)
Gain on inventory and other adjustments	—	—	(3,256)	—
Pension and postretirement benefit costs, non-service components	325	445	1,676	1,827
Executive transition costs	—	6,556	—	7,288
Customer insolvency costs	—	1,691	—	3,213
Currency conversion impacts of hyper-inflationary economies	143	478	2,216	811
Impairment charges	—	—	88,840	—
Loss on acquisition-related hedges	—	—	1,351	—
Loss (gain) on sale of assets	—	28	(2,534)	(492)
Multiemployer plan withdrawal charge	—	—	923	—
Brazilian non-income tax credits	—	—	(1,762)	—
Other charges	937	1,239	1,725	1,453
Adjusted EBITDA	$71,861	$64,783	$299,238	$310,918
Adjusted EBITDA margin (%)	15.3%	14.6%	15.8%	16.9%

Adjusted EBITDA	$71,861	$64,783	$299,238	$310,918
Less: Depreciation and amortization (a)	25,215	21,201	94,402	85,108
Less: Interest expense	10,783	9,077	44,048	41,002
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	8,644	10,935	42,608	51,352
Plus: Acquisition-related depreciation and amortization	1,638	—	4,975	—
Non-GAAP net income	$28,857	$23,570	$123,155	$133,456

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Earnings per Diluted Share Reconciliations:	2025	2024	2025	2024
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.18	$0.81	$(0.14)	$6.51
Equity loss (income) in a captive insurance company	0.01	(0.09)	(0.24)	(0.16)
Acquisition-related step-up inventory amortization	—	—	0.25	—
Restructuring and related charges, net	0.18	0.08	1.49	0.28
Acquisition-related expenses	0.32	0.04	0.53	0.06
Strategic planning expenses (credits)	—	—	0.03	(0.01)
Pension and postretirement benefit costs, non-service components	0.01	0.01	0.07	0.05
Executive transition costs	—	0.28	—	0.31
Customer insolvency costs	—	0.07	—	0.13
Currency conversion impacts of hyper-inflationary economies	0.01	0.03	0.13	0.05
Impairment charges	—	—	4.91	—
Acquisition-related depreciation and amortization	0.07	—	0.20	—
Loss on acquisition-related hedges	—	—	0.06	—
Loss (gain) on sale of assets	—	—	(0.11)	(0.02)
Multiemployer plan withdrawal charge	—	—	0.04	—
Brazilian non-income tax credits	—	—	(0.08)	—
Gain on inventory and other adjustments	—	—	(0.14)	—
Other charges	0.04	0.04	0.08	0.07
Impact of certain discrete tax items (c)	(0.17)	0.06	(0.06)	0.17
Non-GAAP earnings per diluted share	$1.65	$1.33	$7.02	$7.44
(a)Depreciation and amortization includes $0.9 million and $1.0 million for the years ended December 31, 2025 and 2024, respectively, of amortization expense recorded within equity in net income of associated companies in the Company’s Consolidated Statements of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a joint venture in Korea as a result of required purchase accounting.
(b)Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits for the year ended December 31, 2025 and 2024.
(c)The impacts of certain discrete tax items include certain impacts of tax law changes, valuation allowance adjustments, uncertain tax positions, provision to return and other adjustments, and the impact on certain intercompany asset transfers.
Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related product costs and other operating expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and restructuring charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense, net and Other (expense) income, net.

The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Sales
Americas	$207,772	$208,585	$865,332	$882,131
EMEA	135,009	125,877	548,110	536,435
Asia/Pacific	125,697	109,624	475,192	421,120
Total net sales	$468,478	$444,086	$1,888,634	$1,839,686
Segment operating earnings
Americas	$51,218	$50,930	$227,569	$243,957
EMEA	21,773	18,559	96,640	99,426
Asia/Pacific	34,009	30,705	124,223	122,738
Total segment operating earnings	107,000	100,194	448,432	466,121
Restructuring and related charges, net	(4,002)	(1,743)	(35,130)	(6,530)
Impairment charges	—	—	(88,840)	—
Non-operating and administrative expenses	(54,514)	(54,418)	(205,651)	(203,956)
Depreciation of corporate assets and amortization	(17,253)	(15,020)	(65,825)	(60,929)
Operating income	31,231	29,013	52,986	194,706
Other (expense) income, net	(277)	(931)	(1,909)	1,354
Interest expense, net	(10,783)	(9,077)	(44,048)	(41,002)
Income before taxes and equity in net income of associated companies	$20,171	$19,005	$7,029	$155,058

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of economic downturns; tariffs, including retaliatory tariffs, “trade wars” and uncertainty surrounding changes in tariffs; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints and other macroeconomic stresses and uncertainties, including political and geopolitical events, civil disturbances and endemics/pandemics or extreme weather events and other natural disasters that may adversely affect regional economic conditions, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook,” “target,” “possible,” “potential,” “plan” or similar expressions. Such statements include information relating to current and future business activities, operational matters, capital spending, and financing sources. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to, inflationary pressures, including increases in raw material costs; supply chain constraints and the impacts of economic downturns; customer financial instability; high interest rates and their impact on our and our customers’ business operations; the impacts from acts of war, terrorism and military conflicts, including those in Ukraine and the Middle East as well as economic, political and governmental actions taken by various governments and government organizations in response; economic and political disruptions particularly in light of numerous elections globally and the possibility of regime changes; the possibility of economic recession; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies; foreign currency fluctuations; significant changes in applicable tax rates and regulations and the potential impacts therefrom, including those arising from H.R.1, commonly known as the “One Big Beautiful Bill Act”; terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer, the effects of climate change, fires, or other natural disasters; and the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.
Conference Call
As previously announced, the Company’s investor conference call to discuss its fourth quarter and full year 2025 performance is scheduled for Tuesday, February 24, 2026 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

QUAKER CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net sales	$468,478	$444,086	$1,888,634	$1,839,686
Cost of goods sold	302,954	287,886	1,209,262	1,153,656
Gross profit	165,524	156,200	679,372	686,030
Selling, general and administrative expenses	130,291	125,444	502,416	484,794
Impairment charges	—	—	88,840	—
Restructuring and related charges, net	4,002	1,743	35,130	6,530
Operating income	31,231	29,013	52,986	194,706
Other (expense) income, net	(277)	(931)	(1,909)	1,354
Interest expense, net	(10,783)	(9,077)	(44,048)	(41,002)
Income before taxes and equity in net income of associated companies	20,171	19,005	7,029	155,058
Taxes on income before equity in net income of associated companies	2,327	8,847	24,607	49,300
Income (loss) before equity in net income of associated companies	17,844	10,158	(17,578)	105,758
Equity in net income of associated companies	2,915	4,031	15,177	10,971
Net income (loss)	20,759	14,189	(2,401)	116,729
Less: Net income attributable to noncontrolling interest	58	3	87	85
Net income (loss) attributable to Quaker Chemical Corporation	$20,701	$14,186	$(2,488)	$116,644

Per share data:
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – basic	$1.18	$0.80	$(0.14)	$6.51
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – diluted	$1.18	$0.81	$(0.14)	$6.51
Basic weighted average common shares outstanding	17,320,177	17,735,186	17,472,907	17,850,462
Diluted weighted average common shares outstanding	17,433,193	17,765,771	17,472,907	17,870,067

QUAKER CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands, except par value)

	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$179,829	$188,880
Accounts receivable, net	417,157	400,126
Inventories	265,776	227,472
Prepaid expenses and other current assets	58,428	59,939
Total current assets	921,190	876,417

Property, plant and equipment, net	313,423	229,532
Right-of-use lease assets	38,737	34,120
Goodwill	501,720	518,894
Other intangible assets, net	873,540	827,098
Investments in associated companies	106,915	98,012
Deferred tax assets	12,128	9,216
Other non-current assets	30,283	17,360
Total assets	$2,797,936	$2,610,649

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$35,657	$37,554
Accounts payable	198,929	198,137
Dividends payable	8,804	8,572
Accrued compensation	41,192	50,212
Accrued restructuring	8,351	2,297
Accrued pension and postretirement benefits	2,126	2,328
Other accrued liabilities	85,097	80,668
Total current liabilities	380,156	379,768

Long-term debt	834,901	669,614
Long-term lease liabilities	22,759	20,028
Deferred tax liabilities	140,814	138,828
Non-current accrued pension and postretirement benefits	20,615	23,783
Other non-current liabilities	22,192	24,445
Total liabilities	1,421,437	1,256,466

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2025 – 17,331,779 shares; 2024 – 17,673,607 shares	17,332	17,674
Capital in excess of par value	874,826	903,781
Retained earnings	596,616	633,731
Accumulated other comprehensive loss	(115,661)	(201,619)
Total Quaker shareholders’ equity	1,373,113	1,353,567
Noncontrolling interest	3,386	616
Total equity	1,376,499	1,354,183
Total liabilities and equity	$2,797,936	$2,610,649

QUAKER CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(2,401)	$116,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,453	84,119
Equity in undistributed earnings of associated companies, net of dividends	(6,648)	(2,733)
Deferred income taxes	(30,428)	(10,033)
Restructuring and related charges	35,130	6,530
Share-based compensation	13,611	14,991
Gain on disposal of property, plant, equipment and other assets	(2,204)	(810)
Inventory step-up amortization	6,022	—
Impairment charges	88,840	—
Uncertain tax positions (non-deferred portion)	(5,708)	(2,372)
Pension and other postretirement benefits	(4,132)	(4,460)
Other adjustments	(5,564)	6,280
Increase (decrease) in change in operating assets and liabilities, net of acquisitions
Accounts receivable	24,232	24,975
Inventories	(12,239)	(3,244)
Prepaid expenses and other assets	3,069	(6,242)
Accrued restructuring	(26,598)	(7,595)
Accounts payable and accrued liabilities	(30,268)	(8,637)
Estimated taxes on loss	(1,714)	(2,920)
Net cash provided by operating activities	136,453	204,578
Cash flows from investing activities
Investments in property, plant and equipment	(55,856)	(41,794)
Payments related to acquisitions, net of cash acquired	(164,209)	(39,302)
Proceeds from disposition of assets	2,995	4,676
Other investing activities	2,951	—
Net cash used in investing activities	(214,119)	(76,420)
Cash flows from financing activities
Payments of long-term debt	(34,722)	(57,221)
Borrowings on revolving credit facilities, net	174,242	17,916
(Payments) borrowings on other debt, net	(386)	1,441
Dividends paid	(34,393)	(33,170)
Shares purchased under share repurchase program	(41,521)	(49,247)
Other stock related activity	(1,387)	(2,383)
Net cash provided by (used in) financing activities	61,833	(122,664)
Effect of foreign exchange rate changes on cash	6,782	(11,141)
Net decrease in cash and cash equivalents	(9,051)	(5,647)
Cash and cash equivalents at the beginning of the period	188,880	194,527
Cash and cash equivalents at the end of the period	$179,829	$188,880